Exhibit 99.1

For Release: May 10, 2011
Media Contact: Ben Kiser, 402.458.3024
Investor Contact: Phil Morgan, 402.458.3038

Nelnet, Inc. supplemental financial information for the first quarter 2011
(All dollars are in thousands, except per share amounts, unless otherwise noted)

The following information should be read in connection with Nelnet, Inc’s (the “Company’s”) press release for first quarter 2011 earnings, dated May 10, 2011 and the Company’s Quarterly Report on Form 10-Q for the quarter ended March 31, 2011.

This earnings supplement contains forward-looking statements and information that are based on management’s current expectations as of the date of this document.  Statements that are not historical facts, including statements about the Company’s plans and expectations for future financial condition, results of operations or economic performance, or that address management’s plans and objectives for future operations, and statements that assume or are dependent upon future events, are forward-looking statements.  The words “may,” “should,” “could,” “would,” “predict,” “potential,” “continue,” “expect,” “anticipate,” “future,” “intend,” “plan,” “believe,” “estimate,” “assume,” “forecast,” “will,” and similar expressions, as well as statements in future tense, are intended to identify forward-looking statements.

The forward-looking statements are based on assumptions and analyses made by management in light of management’s experience and its perception of historical trends, current conditions, expected future developments, and other factors that management believes are appropriate under the circumstances.  These statements are subject to known and unknown risks, uncertainties, assumptions, and other factors that may cause the actual results and performance to be materially different from any future results or performance expressed or implied by such forward-looking statements.  These risks and uncertainties are described in the “Risk Factors” section included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and the discussion of risks and uncertainties set forth elsewhere in the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 and subsequent Quarterly Reports on Form 10-Q and include such risks and uncertainties as:

•
risks related to the Company’s student loan portfolio, such as interest rate basis and repricing risk resulting from the fact that the interest rate characteristics of the Company’s student loan assets do not match the interest rate characteristics of the funding for those assets, the risk of loss of floor income on certain student loans originated under the Federal Family Education Loan Program (the “FFEL Program” or “FFELP”) of the U.S. Department of Education (the “Department”), risks related to the use of derivatives to manage exposure to interest rate fluctuations, and potential losses from loan defaults, changes in prepayment rates, guaranty rates, loan floor rates, and credit spreads;

•
risks related to the Company’s liquidity and funding requirements, including the Company’s ability to maintain credit facilities or obtain new facilities, the ability of lenders under the Company’s credit facilities to fulfill their lending commitments under these facilities, the Company’s ability to satisfy debt obligations secured by student loan assets and related collateral, and changes in the general interest rate environment and in the securitization markets for education loans which may increase the costs or limit the availability of financings necessary to purchase, refinance, or continue to carry education loans;

•
risks from changes in the student loan and educational credit and services marketplace resulting from the implementation of, or changes in, applicable laws and regulations, including the discontinuance of private sector student loan originations under the FFEL Program effective July 1, 2010, and the Company’s ability to maintain its loan servicing contract with the Department of Education to service federally-owned student loans and to comply with servicing agreements with third party customers for the service of loans under the Federal Direct Loan and FFEL Programs;

•	risks from changes in the demand or preferences for educational financing and related services by educational institutions, students, and their families;

•	uncertainties inherent in forecasting future cash flows from student loan assets and related asset-backed securitizations;

•	risks associated with litigation, complex government regulations, changes in general economic and credit market conditions, and related party transactions; and

•	uncertainties inherent in the estimates and assumptions about future events that management is required to make in the preparation of the Company’s consolidated financial statements.

All forward-looking statements contained in this earnings supplement are qualified by these cautionary statements and are made only as of the date of this document.  Although the Company may from time to time voluntarily update or revise its prior forward-looking statements to reflect actual results or changes in the Company’s expectations, the Company disclaims any commitment to do so except as required by securities laws.

Reclassifications

Certain amounts previously reported within operating expenses have been reclassified to conform to the current period presentation. These reclassifications include:

•
Reclassifying “professional and other services,” “occupancy and communications,” “postage and distribution,” “advertising and marketing,” and “trustee and other debt related fees” to “other” operating expenses.

•	Reclassifying student list amortization, which was previously included in “advertising and marketing,” to “depreciation and amortization.”

The reclassifications had no effect on consolidated net income or consolidated assets and liabilities.

Condensed Consolidated Statements of Income

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)	(unaudited)	(unaudited)

Interest income:
Loan interest	$147,347	159,248	151,048
Amortization of loan premiums and deferred origination costs	(9,989)	(10,180)	(16,081)
Investment interest	726	1,782	1,001
Total interest income	138,084	150,850	135,968

Interest expense:
Interest on bonds and notes payable	52,307	54,515	50,859

Net interest income	85,777	96,335	85,109
Less provision for loan losses	3,750	6,000	5,000

Net interest income after provision for loan losses	82,027	90,335	80,109

Other income (expense):
Loan and guaranty servicing revenue	35,636	33,126	36,394
Tuition payment processing and campus commerce revenue	19,369	15,120	17,382
Enrollment services revenue	33,868	34,784	33,271
Software services revenue	4,777	4,481	4,344
Other income	6,492	6,122	7,260
Gain on sale of loans and debt repurchases	8,307	49,810	10,177
Derivative market value and foreign currency adjustments	1,116	39,518	4,105
Derivative settlements, net	(4,152)	(5,878)	(2,423)
Total other income	105,413	177,083	110,510

Operating expenses:
Salaries and benefits	43,912	43,320	40,644
Cost to provide enrollment services	22,839	21,802	22,025
Depreciation and amortization	6,776	8,908	10,783
Restructure and impairment expense	—	26,599	1,197
Other expenses	26,105	30,645	29,055
Total operating expenses	99,632	131,274	103,704

Income before income taxes	87,808	136,144	86,915

Income tax expense	(32,928)	(51,057)	(32,593)

Net income	$54,880	85,087	54,322

Earnings per common share:

Net earnings - basic	$1.13	1.76	1.09

Net earnings - diluted	$1.13	1.75	1.08

Dividends per common share	$0.07	0.49	0.07

Weighted average shares outstanding:

Basic	48,171,317	48,118,000	49,716,696

Diluted	48,363,035	48,318,807	49,912,589

Condensed Consolidated Balance Sheets

	As of	As of	As of
	March 31,	December 31,	March 31,
	2011	2010	2010
	(unaudited)		(unaudited)

Assets:
Student loans receivable, net	$23,536,415	23,948,014	24,835,493
Student loans receivable - held for sale	—	84,987	—
Cash, cash equivalents, and investments (trading securities)	85,856	327,037	382,978
Restricted cash and investments	859,521	757,285	767,057
Goodwill	117,118	117,118	143,717
Intangible assets, net	34,736	38,712	54,940
Other assets	661,053	620,739	657,760
Total assets	$25,294,699	25,893,892	26,841,945

Liabilities:
Bonds and notes payable	$24,066,092	24,672,472	25,756,182
Other liabilities	273,240	314,787	246,550
Total liabilities	24,339,332	24,987,259	26,002,732

Shareholders' equity	955,367	906,633	839,213

Total liabilities and shareholders' equity	$25,294,699	25,893,892	26,841,945

OVERVIEW

The Company is an innovative education services company focused primarily on providing fee-based processing services and quality education-related products and services in four core areas: loan financing, loan servicing, payment processing, and enrollment services (education planning). These products and services help students and families plan, prepare, and pay for their education and make the administrative and financial processes more efficient for schools and financial organizations. In addition, the Company earns net interest income on a portfolio of federally insured student loans.

The Company has certain business objectives in place that include:

•	Continue to grow and diversify fee-based revenue
•	Manage operating costs
•	Maximize the value of existing portfolio
•	Use liquidity to capitalize on market opportunities

Achieving these business objectives, as well as significant legislation changes in the student loan industry as discussed below, has impacted and will continue to impact the financial condition and operating results of the Company.

Legislative Impact to Operating Results

The Company has a portfolio of student loans in which it earns net interest income. These loans were originated and acquired by the Company under the FFEL Program.

On March 30, 2010, President Obama signed into law the Reconciliation Act of 2010.  Effective July 1, 2010, this law prohibits new loan originations under the FFEL Program and requires that all new federal loan originations be made through the Federal Direct Loan Program.  The new law does not alter or affect the terms and conditions of existing FFELP loans.

As a result of the Reconciliation Act of 2010, effective July 1, 2010, the Company no longer originates new FFELP loans. In addition, as a result of this legislation, net interest income on the Company’s existing FFELP loan portfolio, as well as fee-based revenue from guarantee and third party FFELP servicing and education loan software licensing and consulting fees related to the FFEL Program, will decline over time as the Company’s and the Company’s customers’ FFELP loan portfolios are paid down.

Due to the legislative changes in the student loan industry, the Company believes there will be opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third party FFELP servicing volume on behalf of current FFELP participants looking to adjust their FFELP businesses.

Continue to Grow and Diversify Fee-Based Revenue

The Company has expanded products and services generated from businesses that are not dependent upon the FFEL Program, thereby reducing legislative and political risk related to the education lending industry. Revenues from these businesses are primarily generated from products and services offered in the Company’s Tuition Payment Processing and Campus Commerce and Enrollment Services operating segments. In addition, in September 2009, the Company began servicing federally-owned student loans for the Department of Education. The amount of federally-owned student loans originated through the Direct Loan Program is expected to increase substantially, which will lead to an increase in servicing volume and related revenue for the Company. A summary of revenue from the Company's fee-based businesses is shown below.

	Three months ended
	March 31,	March 31,
	2011	2010	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$40,428	41,229	(801)	(1.9	) %
Tuition Payment Processing and Campus Commerce	19,375	17,390	1,985	11.4
Enrollment Services (b)	33,868	33,271	597	1.8

Total revenue from fee-based businesses	$93,671	91,890	1,781	1.9%

	Three months ended
	March 31,	December 31,
	2011	2010	$ Change	% Change
Student Loan and Guaranty Servicing (a)	$40,428	37,626	2,802	7.4%
Tuition Payment Processing and Campus Commerce	19,375	15,128	4,247	28.1
Enrollment Services (b)	33,868	34,784	(916)	(2.6)

Total revenue from fee-based businesses	$93,671	87,538	6,133	7.0%

(a)
The Student Loan and Guaranty Servicing operating segment included $6.5 million, $10.0 million, and $5.7 million of revenue earned from rehabilitation collections on defaulted loans in the first quarters of 2011 and 2010 and the fourth quarter of 2010, respectively.

(b)	Growth in enrollment services revenue has been effected by the uncertainty in the for-profit college industry.

As shown below, the Company’s revenue and income before taxes related to its fee-based operating segments continues to increase. The table below includes the consolidated operating results of the Company excluding the Asset Generation and Management Operating segment. Thus, the below table reflects the operating results of the Company as if it was not generating any earnings from its student loan portfolio.

(a)
Excludes restructure and impairment expenses and a litigation settlement charge recognized in 2010. See the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of the Company’s Annual Report on Form 10-K for the year ended December 31, 2010 for additional information on total operating expenses by segment and these adjustments thereto.

Manage Operating Costs

As shown below, operating expenses decreased for the three months ended March 31, 2011 compared to the three month periods ended March 31, 2010 and December 31, 2010.

	Three months ended
	March 31,	March 31,
	2011	2010	$ Change	% Change

Salaries and benefits	$43,912	40,644	3,268	8.0%
Cost to provide enrollment services	22,839	22,025	814	3.7
Depreciation and amortization	6,776	10,783	(4,007)	(37.2)
Restructure and impairment expense	—	1,197	(1,197)	(100.0)
Other expenses	26,105	29,055	(2,950)	(10.2)
Total operating expenses	$99,632	103,704	(4,072)	(3.9)%

	Three months ended
	March 31,	December 31,
	2011	2010	$ Change	% Change

Salaries and benefits	$43,912	43,320	592	1.4%
Cost to provide enrollment services	22,839	21,802	1,037	4.8
Depreciation and amortization	6,776	8,908	(2,132)	(23.9)
Restructure and impairment expense	—	26,599	(26,599)	(100.0)
Other expenses	26,105	30,645	(4,540)	(14.8)
Total operating expenses	$99,632	131,274	(31,642)	(24.1)%

Maximize the Value of Existing Portfolio

Fixed rate floor income

Loans originated prior to April 1, 2006 generally earn interest at the higher of a floating rate based on the Special Allowance Payment or the SAP formula set by the Department and the borrower rate, which is fixed over a period of time.  The SAP formula is based on an applicable indice plus a fixed spread that is dependent upon when the loan was originated, the loan’s repayment status, and funding sources for the loan.  The Company generally finances its student loan portfolio with variable rate debt.  In low and/or declining interest rate environments, when the fixed borrower rate is higher than the rate produced by the SAP formula, the Company’s student loans earn at a fixed rate while the interest on the variable rate debt typically continues to decline.  In these interest rate environments, the Company earns additional spread income that it refers to as floor income.  For loans where the borrower rate is fixed to term, the Company earns floor income for an extended period of time, which the Company refers to as fixed rate floor income.

The Company’s core student loan spread (variable student loan spread including fixed rate floor contribution) and variable student loan spread (net interest margin excluding fixed rate floor income) is summarized below.

(a)
The interest earned on the majority of the Company’s FFELP student loan assets is indexed to the three-month commercial paper indice. The Company funds the majority of its assets with three-month LIBOR indexed floating rate securities. The relationship between these two indices has a significant impact on student loan spread. This table (the right axis) shows the difference between the average three-month LIBOR and commercial paper indices by quarter.

The primary difference between variable student loan spread and core student loan spread is fixed rate floor income.  A summary of fixed rate floor income and its contribution to core spread follows.

	Three months ended
	March 31, 2011	December 31, 2010	March 31, 2010

Fixed rate floor income, gross	$37,900	39,131	39,127

Derivative settlements (a)	(6,218)	(7,435)	(3,856)

Fixed rate floor income, net	$31,682	31,696	35,271

Fixed rate floor income
contribution to spread, net	0.55%	0.52%	0.59%

(a)	Includes settlement payments on derivatives used to hedge student loans earning fixed rate floor income.

The high levels of fixed rate floor income earned during 2010 and 2011 are due to historically low interest rates.  If interest rates remain low, the Company anticipates continuing to earn significant fixed rate floor income in future periods.  The Company uses interest rate swap derivatives to hedge loans earning fixed rate floor income.

Future Cash Flow from Portfolio

The majority of the Company’s portfolio of student loans is funded in asset-backed securitizations that are structured to substantially match the maturity of the funded assets, thereby minimizing liquidity risk. In addition, due to (i) the difference between the yield the Company receives on the loans and cost of financing within these transactions, and (ii) the excess servicing and administration fees the Company earns from these transactions, the Company has created a portfolio that will generate earnings and significant cash flow over the life of these transactions.

As of March 31, 2011, based on cash flow models developed to reflect management’s current estimate of, among other factors, prepayments, defaults, deferment, forbearance, and interest rates, the Company currently expects future undiscounted cash flows from its portfolio to be approximately $1.71 billion as detailed below.

The forecasted cash flow presented below includes all loans currently funded in asset-backed securitizations.  As of March 31, 2011, the Company had $20.5 billion of loans included in asset-backed securitizations, which represented 88 percent of its total FFELP student loan portfolio. The forecasted cash flow does not include cash flows that the Company expects to receive related to loans funded through the Department of Education’s Conduit Program and other warehouse facilities or loans originated and/or acquired subsequent to March 31, 2011.

(a)	The Company uses various assumptions, including prepayments and future interest rates, when preparing its cash flow forecast. These assumptions are further discussed below.

Prepayments:  The primary variable in establishing a life of loan estimate is the level and timing of prepayments. Prepayment rates equal the percentage of loans that prepay annually as a percentage of the beginning of period balance, net of scheduled principal payments.  A number of factors can affect estimated prepayment rates, including the level of consolidation activity and default rates.  Should any of these factors change, management may revise its assumptions, which in turn would impact the projected future cash flow. The Company’s cash flow forecast above assumes prepayment rates that are generally consistent with those utilized in the Company’s recent asset-backed securities transactions. If management used a prepayment rate assumption two times greater than what was used to forecast the cash flow, the cash flow forecast would be reduced by approximately $350 million to $410 million.

Interest rates:  The Company funds the majority of its student loans with three-month LIBOR (“LIBOR”) indexed floating rate securities.  Meanwhile, the interest earned on the Company’s student loan assets are indexed primarily to a commercial paper rate (“CP”).  The different interest rate characteristics of the Company’s loan assets and liabilities funding these assets result in basis risk.  The Company’s cash flow forecast assumes LIBOR will exceed CP by 12 basis points for the life of the portfolio, which approximates the historical relationship between these indices.  If the forecast is computed assuming a spread of 24 basis points between CP and LIBOR for the life of the portfolio, the cash flow forecast would be reduced by approximately $100 million to $140 million.

The Company uses the current forward interest rate yield curve to forecast cash flows.  A change in the forward interest rate curve would impact the future cash flows generated from the portfolio.  An increase in future interest rates will reduce the amount of fixed rate floor income the Company is currently receiving.  The Company attempts to mitigate the impact of a rise in short-term rates by hedging interest rate risks. As of March 31, 2011, the net fair value of the Company’s interest rate derivatives used to hedge loans earning fixed rate floor income was a liability of $9.2 million.

Use Liquidity to Capitalize on Market Opportunities

The Company has used and will continue to use its improved liquidity position to capitalize on market opportunities, including debt repurchases, student loan purchases, and stock repurchases. During the first quarter of 2011, the Company purchased debt and student loans as discussed below.

Debt Repurchases

During the first quarter of 2011, the Company used operating cash to repurchase outstanding debt as summarized below. Due to improvements in the capital markets, the opportunities for the Company to repurchase debt at less than par are becoming more limited.

	Three months ended March 31, 2011
	Notional amount	Purchase price	Gain

Unsecured debt - Junior Subordinated Hybrid Securities	$62,558	55,651	6,907
Asset-backed securities	600	545	55

	$63,158	56,196	6,962

Student Loan Purchases

During the first three months of 2011, the Company purchased $240.7 million (par value) of student loans.  The Company believes there will be additional opportunities to purchase FFELP loan portfolios and/or expand its current level of guarantee and third party FFELP servicing volume from current FFELP participants looking to modify their involvement and/or exit the market.

Non-GAAP Performance Measures

In accordance with the rules and regulations of the Securities and Exchange Commission (“SEC”), the Company prepares financial statements in accordance with generally accepted accounting principles (“GAAP”).  In addition to evaluating the Company’s GAAP-based financial information, management also evaluates the Company on a non-GAAP performance measure referred to as “base net income”.  While “base net income” is not a substitute for reported results under GAAP, the Company provides “base net income” as additional information regarding its financial results.

“Base net income” is the primary financial performance measure used by management to develop financial plans, establish corporate performance targets, allocate resources, track results, evaluate performance, and determine incentive compensation.  The Company’s board of directors utilizes “base net income” to set performance targets and evaluate management’s performance.  The Company also believes analysts, rating agencies, and creditors use “base net income” in their evaluation of the Company’s results of operations.  While “base net income” is not a substitute for reported results under GAAP, the Company utilizes “base net income” in operating its business because “base net income” permits management to make meaningful period-to-period comparisons by eliminating the temporary volatility in the Company’s performance that arises from certain items that are primarily affected by factors beyond the control of management.  Management believes “base net income” provides additional insight into the financial performance of the core business activities of the Company’s operations.

The following table provides a reconciliation of GAAP net income to “base net income”.

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010

GAAP net income	$54,880	85,087	54,322
Base adjustments:
Derivative market value and foreign currency adjustments	(1,116)	(39,518)	(4,105)
Amortization of intangible assets	3,976	4,641	6,516
Total base adjustments before income taxes	2,860	(34,877)	2,411
Net tax effect	(1,087)	13,254	(916)
Total base adjustments	1,773	(21,623)	1,495
Base net income	$56,653	63,464	55,817

Earnings per share:
GAAP net income	$1.13	1.76	1.09
Adjustment for application of the two-class method
of computing earnings per share (a)	0.01	0.01	—
Total base adjustments	0.04	(0.45)	0.03
Base net income	$1.18	1.32	1.12

(a)
The two-class method requires the calculation of separate earnings per share amounts for unvested share-based awards and for common stock. Unvested share-based awards that contain nonforfeitable rights to dividends are considered securities which participate in undistributed earnings with common stock. GAAP net earnings per share in the above table represents earnings per share attributable to common shareholders.  The adjustment to base net income reflects the earnings allocated to holders of unvested restricted stock awards.

The following table summarizes the impact to “base net income” from restructure and impairment charges recognized by the Company.

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010

Base net income	$56,653	63,464	55,817
Adjusted base adjustments:
Restructure and impairment expense	—	26,599	1,197
Adjusted base adjustments before income taxes	—	26,599	1,197
Net tax effect	—	(10,108)	(455)
Total adjusted base adjustments	—	16,491	742

Base net income, excluding restructure and
impairment expense (net of tax)	$56,653	79,955	56,559

Earnings per share:
Base net income	1.18	1.32	1.12
Total adjusted base adjustments	$—	0.34	0.02

Base net income, excluding restructure and
impairment expense (net of tax)	$1.18	1.66	1.14

Limitations of Base Net Income

While GAAP provides a uniform, comprehensive basis of accounting, for the reasons discussed above, management believes that “base net income” is an important additional tool for providing a more complete understanding of the Company’s results of operations.  Nevertheless, “base net income” is subject to certain general and specific limitations that investors should carefully consider.  For example, as stated above, unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.  The Company’s “base net income” is not a defined term within GAAP and may not be comparable to similarly titled measures reported by other companies.  Investors, therefore, may not be able to compare the Company’s performance with that of other companies based upon “base net income”.  “Base net income” results are only meant to supplement GAAP results by providing additional information regarding the operational and performance indicators that are most closely monitored and used by the Company’s management and board of directors to assess performance and information which the Company believes is important to analysts, rating agencies, and creditors.

Other limitations of “base net income” arise from the specific adjustments that management makes to GAAP results to derive “base net income” results.  These differences are described below.

Differences between GAAP and Base Net Income

Management’s financial planning and evaluation of operating results does not take into account the following items because their volatility and/or inherent uncertainty affect the period-to-period comparability of the Company’s results of operations.  A more detailed discussion of the differences between GAAP and “base net income” follows.

Derivative market value and foreign currency adjustments:  “Base net income” excludes the periodic unrealized gains and losses that are caused by the change in fair value on derivatives used in the Company’s risk management strategy in which the Company does not qualify for “hedge treatment” under GAAP. As such, the Company recognizes changes in fair value of derivative instruments currently in earnings.  The Company maintains an overall interest rate risk management strategy that incorporates the use of derivative instruments to reduce the economic effect of interest rate volatility.  Derivative instruments primarily used by the Company to manage interest rate risks include interest rate swaps and basis swaps.  Management has structured the majority of the Company's derivative transactions with the intent that each is economically effective. However, the Company does not qualify its derivatives for “hedge treatment,” and the stand-alone derivative must be marked-to-market in the income statement with no consideration for the corresponding change in fair value of the hedged item.  The Company believes these point-in-time estimates of asset and liability values that are subject to interest rate fluctuations make it difficult to evaluate the ongoing results of operations against its business plan and affect the period-to-period comparability of the results of operations.  Included in “base net income” are the economic effects of the Company’s derivative instruments, which includes any cash paid or received being recognized as an expense or revenue upon actual derivative settlements.  These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.

“Base net income” excludes the foreign currency transaction gains or losses caused by the re-measurement of the Company’s Euro-denominated bonds to U.S. dollars.  In connection with the issuance of the Euro-denominated bonds, the Company has entered into cross-currency interest rate swaps.  Under the terms of these agreements, the principal payments on the Euro-denominated notes will effectively be paid at the exchange rate in effect at the issuance date of the bonds.  The cross-currency interest rate swaps also convert the floating rate paid on the Euro-denominated bonds (EURIBOR index) to an index based on LIBOR.   Included in “base net income” are the economic effects of any cash paid or received being recognized as an expense or revenue upon actual settlements of the cross-currency interest rate swaps. These settlements are included in “derivative settlements, net” on the attached condensed consolidated statements of income.  However, the gains or losses caused by the re-measurement of the Euro-denominated bonds to U.S. dollars and the change in market value of the cross-currency interest rate swaps are excluded from “base net income” as the Company believes the point-in-time estimates of value that are subject to currency rate fluctuations related to these financial instruments make it difficult to evaluate the ongoing results of operations against the Company’s business plan and affect the period-to-period comparability of the results of operations.  The re-measurement of the Euro-denominated bonds generally correlates with the change in fair value of the cross-currency interest rate swaps.  However, the Company will experience unrealized gains or losses related to the cross-currency interest rate swaps if the two underlying indices (and related forward curve) do not move in parallel.

The gains and/or losses included in “derivative market value and foreign currency adjustments” on the attached condensed consolidated statements of income are primarily caused by interest rate and currency volatility, as well as the volume and terms of derivatives not receiving hedge treatment.  “Base net income” excludes these unrealized gains and losses and isolates the effect of interest rate and currency volatility related to the fair value of such instruments during the period.  Under GAAP, the effects of these factors on the fair value of the derivative instruments (but not the underlying hedged item) tend to show more volatility in the short term.

Amortization of intangible assets:  “Base net income” excludes the amortization of acquired intangibles, which arises primarily from the acquisition of definite life intangible assets in connection with the Company’s acquisitions, since the Company feels that such charges do not drive the Company’s operating performance on a long-term basis and can affect the period-to-period comparability of the results of operations.

Operating Segments

The Company earns fee-based revenue through its Student Loan and Guaranty Servicing, Tuition Payment Processing and Campus Commerce, and Enrollment Services operating segments. In addition, the Company earns net interest income on its student loan portfolio in its Asset Generation and Management operating segment. The Company’s operating segments are defined by the products and services they offer or the types of customers they serve, and they reflect the manner in which financial information is currently evaluated by management.

The accounting policies of the Company’s operating segments are the same as those described in note 2 in the notes to the consolidated financial statements included in the Company’s Annual Report filed on Form 10-K for the year ended December 31, 2010. Intersegment revenues are charged by a segment to another segment that provides the product or service.  Intersegment revenues and expenses are included within each segment consistent with the income statement presentation provided to management.  Changes in management structure or allocation methodologies and procedures may result in changes in reported segment financial information. The Company allocates certain corporate overhead expenses to the individual operating segments.  These expenses include certain corporate activities related to executive management, human resources, accounting, legal, occupancy, and marketing. These costs are allocated to each operating segment based on estimated use of such activities and services.

The management reporting process measures the performance of the Company’s operating segments based on the management structure of the Company as well as the methodology used by management to evaluate performance and allocate resources.  Management, including the Company’s chief operating decision maker, evaluates the performance of the Company’s operating segments based on their profitability.  As discussed further below, management measures the profitability of the Company’s operating segments based on “base net income.”  Accordingly, information regarding the Company’s operating segments is provided based on “base net income.”  The Company’s “base net income” is not a defined term within generally accepted accounting principles (“GAAP”) and may not be comparable to similarly titled measures reported by other companies.  Unlike financial accounting, there is no comprehensive, authoritative guidance for management reporting.

Student Loan and Guaranty Servicing

The following are the primary product and service offerings the Company offers as part of its Student Loan and Guaranty Servicing segment:

•	Servicing of FFELP loans
•	Origination and servicing of non-federally insured student loans
•	Servicing federally-owned student loans for the Department of Education
•	Servicing and support outsourcing for guaranty agencies
•	Student loan servicing software and other information technology products and services

The Student Loan and Guaranty Servicing operating segment provides for the servicing of the Company’s student loan portfolios and the portfolios of third parties. The loan servicing activities include loan origination activities, loan conversion activities, application processing, borrower updates, payment processing, due diligence procedures, funds management reconciliations, and claim processing. These activities are performed internally for the Company’s portfolio in addition to generating external fee revenue when performed for third party clients.

In June 2009, the Department of Education named the Company as one of four private sector companies awarded a servicing contract to service federally-owned student loans. In September 2009, the Company began servicing loans under this contract. The contract spans five years, with one five-year renewal at the option of the Department.

This operating segment also provides servicing activities for guarantee agencies. These activities include providing software and data center services, borrower and loan updates, default aversion tracking services, claim processing services, and post-default collection services.

This operating segment also develops student loan servicing software, which is used internally by the Company and also licensed to third party student loan holders and servicers. In addition, this operating segment provides information technology products and services, with core areas of business in educational loan software solutions, technical consulting services, and Enterprise content management solutions.

Student Loan and Guaranty Servicing - Segment Summary of Results

The results for the three months ended March 31, 2011 compared to the same period in 2010 include:

•	A decrease in FFELP servicing revenue due to the loss of servicing volume from third party customers.

•	An increase in government servicing revenue due to increased volume from the Department.

•	A decrease in guaranty servicing revenue due to a decrease in rehabilitation collection revenue and the amortization of the guaranty servicing portfolio.

•	A lower operating margin as the result of the growing government servicing portfolio as a percent of the Company’s total servicing portfolio.

Tuition Payment Processing and Campus Commerce

The Company’s Tuition Payment Processing and Campus Commerce operating segment provides products and services to help students and families manage the payment of education costs at all levels (K-12 and higher education).  It also provides innovative education-focused technologies, services, and support solutions to help schools with the everyday challenges of collecting and processing commerce data.

In the K-12 market, the Company offers actively managed tuition payment plans as well as assistance with financial needs assessment, enrollment management, and donor management. The Company offers two principal products to the higher education market: actively managed tuition payment plans and campus commerce technologies and payment processing.

Tuition Payment Processing and Campus Commerce - Segment Summary of Results

The results for the three months ended March 31, 2011 compared to the same period in 2010 include:

•	An increase in revenue as a result of an increase in the number of managed tuition payment plans and campus commerce transactions processed.

•	A consistent operating margin, which includes expenses related to continued investments in new products and services.

Enrollment Services

The Enrollment Services operating segment offers products and services that are focused on helping colleges recruit and retain students (interactive and list marketing services) and helping students plan and prepare for life after high school (publishing services and resource centers). Interactive marketing products and services include agency of record services, qualified inquiry generation, pay per click, and other marketing management, along with school operations consulting and call center solutions. The majority of interactive marketing revenue is derived from fees which are earned through the delivery of qualified inquiries or clicks provided to colleges and universities. List marketing services include providing lists to help higher education institutions and businesses reach the middle school, high school, college bound high school, college, and young adult market places. Publishing services include test preparation study guides, school directories and databases, and career exploration guides.  Resource centers include online courses, scholarship search and selection data, career planning, and on-line information about colleges and universities.

Enrollment Services - Segment Summary of Results

The results for the three months ended March 31, 2011 compared to the same period in 2010 include:

•	Minimal growth in revenue and a decrease in operating margin due to the effects from the uncertainty in the for-profit college industry.

Asset Generation and Management Operating Segment

The Asset Generation and Management Operating Segment includes the acquisition, management, and ownership of the Company’s student loan assets, which has historically been the Company’s largest product and service offering. The Company generates a substantial portion of its earnings from the spread, referred to as the Company’s student loan spread, between the yield it receives on its student loan portfolio and the associated costs to finance such portfolio. The student loan assets are held in a series of education lending subsidiaries designed specifically for this purpose. In addition to the student loan spread earned on its portfolio, all costs and activity associated with managing the portfolio, such as  servicing of the assets and debt maintenance are included in this segment.

As a result of legislation (the Reconciliation Act of 2010), effective July 1, 2010, all new federal loan originations are made through the Direct Loan Program and the Company no longer originates FFELP loans. This legislation does not alter or affect the terms and conditions of existing FFELP loans.

Asset Generation and Management - Segment Summary of Results

The results for the three months ended March 31, 2011 compared to the same period in 2010 include:

•	Continued recognition of significant fixed rate floor income due to historically low interest rates.

•
A decrease in the variable student loan spread as a result of a slight widening of the CP/LIBOR spread partially offset by a decrease in the amortization of loan premiums/discounts and deferred origination costs as a result of loans purchased at a discount.

•	The purchase of $241 million of FFELP student loans during the first three months of 2011 from various third parties.

•
The repurchase of $274.3 million of asset-backed securities resulting in a $10.2 million gain in the first quarter of 2010. Due to improvements in the capital markets, the opportunities for the Company to repurchase debt at less than par are becoming more limited. During the first quarter of 2011, the Company repurchased $0.6 million of its asset-based securities resulting in a gain of approximately $55,000.

Corporate Activity and Overhead

Corporate Activity and Overhead includes the following items:

•	Income earned on certain investment activities
•	Interest expense incurred on unsecured debt transactions
•	Other products and service offerings that are not considered operating segments

Corporate Activities also includes certain corporate activities and overhead functions related to executive management, human resources, accounting and finance, legal, and marketing. Beginning in 2010, these costs were allocated to each operating segment based on estimated use of such activities and services.

Segment Operating Results

The tables below reflect “base net income” for each of the Company’s operating segments.  Reconciliation of the segment totals to the Company’s operating results in accordance with GAAP is also included in the tables below.

	Three months ended March 31, 2011
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations	Base	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$15	6	—	21	137,639	1,146	(722)	138,084	—	138,084
Interest expense	—	—	—	—	49,716	3,313	(722)	52,307	—	52,307
Net interest income (loss)	15	6	—	21	87,923	(2,167)	—	85,777	—	85,777

Less provision for loan losses	—	—	—	—	3,750	—	—	3,750	—	3,750
Net interest income (loss) after provision for loan losses	15	6	—	21	84,173	(2,167)	—	82,027	—	82,027

Other income (expense):
Loan and guaranty servicing revenue	35,636	—	—	35,636	—	—	—	35,636	—	35,636
Intersegment servicing revenue	17,857	—	—	17,857	—	—	(17,857)	—	—	—
Tuition payment processing and campus commerce revenue	—	19,369	—	19,369	—	—	—	19,369	—	19,369
Enrollment services revenue	—	—	33,868	33,868	—	—	—	33,868	—	33,868
Software services revenue	4,777	—	—	4,777	—	—	—	4,777	—	4,777
Other income	—	—	—	—	4,136	2,356	—	6,492	—	6,492
Gain on sale of loans and debt repurchases	—	—	—	—	1,400	6,907	—	8,307	—	8,307
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	1,116	1,116
Derivative settlements, net	—	—	—	—	(4,038)	(114)	—	(4,152)	—	(4,152)
Total other income (expense)	58,270	19,369	33,868	111,507	1,498	9,149	(17,857)	104,297	1,116	105,413

Operating expenses:
Salaries and benefits	25,388	7,152	6,257	38,797	778	4,337	—	43,912	—	43,912
Cost to provide enrollment services	—	—	22,839	22,839	—	—	—	22,839	—	22,839
Depreciation and amortization	1,306	336	813	2,455	—	345	—	2,800	3,976	6,776
Restructure and impairment expense	—	—	—	—	—	—	—	—	—	—
Other	14,579	2,634	2,318	19,531	1,538	5,036	—	26,105	—	26,105
Intersegment expenses, net	1,369	1,093	818	3,280	18,147	(3,570)	(17,857)	—	—	—
Total operating expenses	42,642	11,215	33,045	86,902	20,463	6,148	(17,857)	95,656	3,976	99,632

Income (loss) before income taxes and corporate overhead allocation	15,643	8,160	823	24,626	65,208	834	—	90,668	(2,860)	87,808
Corporate overhead allocation	(753)	(251)	(251)	(1,255)	(1,255)	2,510	—	—	—	—
Income (loss) before income taxes	14,890	7,909	572	23,371	63,953	3,344	—	90,668	(2,860)	87,808
Income tax (expense) benefit	(5,658)	(3,005)	(217)	(8,880)	(24,302)	(833)	—	(34,015)	1,087	(32,928)
Net income (loss)	$9,232	4,904	355	14,491	39,651	2,511	—	56,653	(1,773)	54,880

	Three months ended December 31, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations	Base	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$19	8	—	27	149,383	2,670	(1,230)	150,850	—	150,850
Interest expense	—	—	—	—	51,276	4,469	(1,230)	54,515	—	54,515
Net interest income (loss)	19	8	—	27	98,107	(1,799)	—	96,335	—	96,335

Less provision for loan losses	—	—	—	—	6,000	—	—	6,000	—	6,000
Net interest income (loss) after provision for loan losses	19	8	—	27	92,107	(1,799)	—	90,335	—	90,335

Other income (expense):
Loan and guaranty servicing revenue	33,126	—	—	33,126	—	—	—	33,126	—	33,126
Intersegment servicing revenue	21,771	—	—	21,771	—	—	(21,771)	—	—	—
Tuition payment processing and campus commerce revenue	—	15,120	—	15,120	—	—	—	15,120	—	15,120
Enrollment services revenue	—	—	34,784	34,784	—	—	—	34,784	—	34,784
Software services revenue	4,481	—	—	4,481	—	—	—	4,481	—	4,481
Other income	—	—	—	—	4,525	1,597	—	6,122	—	6,122
Gain on sale of loans and debt repurchases	—	—	—	—	49,810	—	—	49,810	—	49,810
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	39,518	39,518
Derivative settlements, net	—	—	—	—	(5,405)	(473)	—	(5,878)	—	(5,878)
Total other income (expense)	59,378	15,120	34,784	109,282	48,930	1,124	(21,771)	137,565	39,518	177,083

Operating expenses:
Salaries and benefits	25,702	7,316	6,167	39,185	826	3,309	—	43,320	—	43,320
Cost to provide enrollment services	—	—	21,802	21,802	—	—	—	21,802	—	21,802
Depreciation and amortization	1,641	331	1,615	3,587	—	680	—	4,267	4,641	8,908
Restructure and impairment expense	—	—	26,599	26,599	—	—	—	26,599	—	26,599
Other	14,423	3,098	3,118	20,639	2,602	7,404	—	30,645	—	30,645
Intersegment expenses, net	1,063	953	686	2,702	22,267	(3,198)	(21,771)	—	—	—
Total operating expenses	42,829	11,698	59,987	114,514	25,695	8,195	(21,771)	126,633	4,641	131,274

Income (loss) before income taxes and corporate overhead allocation	16,568	3,430	(25,203)	(5,205)	115,342	(8,870)	—	101,267	34,877	136,144
Corporate overhead allocation	(1,507)	(502)	(502)	(2,511)	(2,512)	5,023	—	—	—	—
Income (loss) before income taxes	15,061	2,928	(25,705)	(7,716)	112,830	(3,847)	—	101,267	34,877	136,144
Income tax (expense) benefit	(5,723)	(1,113)	9,768	2,932	(42,875)	2,140	—	(37,803)	(13,254)	(51,057)
Net income (loss)	$9,338	1,815	(15,937)	(4,784)	69,955	(1,707)	—	63,464	21,623	85,087

Additional information:
Net income (loss)	$9,338	1,815	(15,937)	(4,784)	69,955	(1,707)	—	63,464	21,623	85,087
Plus: Impairment expense	—	—	26,599	26,599	—	—	—	26,599	—	26,599
Less: Net tax effect	—	—	(10,108)	(10,108)	—	—	—	(10,108)	—	(10,108)

Net income (loss), excluding impairment expense	$9,338	1,815	554	11,707	69,955	(1,707)	—	79,955	21,623	101,578

	Three months ended March 31, 2010
	Fee-Based
		Tuition
	Student	Payment
	Loan	Processing			Asset	Corporate
	and	and		Total	Generation	Activity	Eliminations	Base	Adjustments	GAAP
	Guaranty	Campus	Enrollment	Fee-	and	and	and	net	to GAAP	Results of
	Servicing	Commerce	Services	Based	Management	Overhead	Reclassifications	income	Results	Operations

Total interest income	$13	8	—	21	135,262	1,598	(913)	135,968	—	135,968
Interest expense	—	—	—	—	45,656	6,116	(913)	50,859	—	50,859
Net interest income (loss)	13	8	—	21	89,606	(4,518)	—	85,109	—	85,109

Less provision for loan losses	—	—	—	—	5,000	—	—	5,000	—	5,000
Net interest income (loss) after provision for loan losses	13	8	—	21	84,606	(4,518)	—	80,109	—	80,109

Other income (expense):
Loan and guaranty servicing revenue	36,648	—	—	36,648	—	(254)	—	36,394	—	36,394
Intersegment servicing revenue	21,580	—	—	21,580	—	—	(21,580)	—	—	—
Tuition payment processing and campus commerce revenue	—	17,382	—	17,382	—	—	—	17,382	—	17,382
Enrollment services revenue	—	—	33,271	33,271	—	—	—	33,271	—	33,271
Software services revenue	4,344	—	—	4,344	—	—	—	4,344	—	4,344
Other income	224	—	—	224	4,768	2,268	—	7,260	—	7,260
Gain on sale of loans and debt repurchases	—	—	—	—	10,177	—	—	10,177	—	10,177
Derivative market value and foreign currency adjustments	—	—	—	—	—	—	—	—	4,105	4,105
Derivative settlements, net	—	—	—	—	(2,423)	—	—	(2,423)	—	(2,423)
Total other income (expense)	62,796	17,382	33,271	113,449	12,522	2,014	(21,580)	106,405	4,105	110,510

Operating expenses:
Salaries and benefits	23,582	6,618	6,071	36,271	1,358	4,117	(1,102)	40,644	—	40,644
Cost to provide enrollment services	—	—	22,025	22,025	—	—	—	22,025	—	22,025
Depreciation and amortization	1,019	333	2,504	3,856	3	408	—	4,267	6,516	10,783
Restructure and impairment expense	1,205	—	—	1,205	—	(8)	—	1,197	—	1,197
Other	14,500	2,108	2,558	19,166	4,218	5,671	—	29,055	—	29,055
Intersegment expenses, net	1,843	774	433	3,050	20,825	(3,397)	(20,478)	—	—	—
Total operating expenses	42,149	9,833	33,591	85,573	26,404	6,791	(21,580)	97,188	6,516	103,704

Income (loss) before income taxes and corporate overhead allocation	20,660	7,557	(320)	27,897	70,724	(9,295)	—	89,326	(2,411)	86,915
Corporate overhead allocation	(1,189)	(396)	(396)	(1,981)	(1,981)	3,962	—	—	—	—
Income (loss) before income taxes	19,471	7,161	(716)	25,916	68,743	(5,333)	—	89,326	(2,411)	86,915
Income tax (expense) benefi	(7,400)	(2,722)	273	(9,849)	(26,123)	2,463	—	(33,509)	916	(32,593)
Net income (loss)	$12,071	4,439	(443)	16,067	42,620	(2,870)	—	55,817	(1,495)	54,322

Additional information:
Net income (loss)	$12,071	4,439	(443)	16,067	42,620	(2,870)	—	55,817	(1,495)	54,322
Plus: Restructure expense (a)	1,205	—	—	1,205	—	(8)	—	1,197	(1,197)	—
Less: Net tax effect	(458)	—	—	(458)	—	3	—	(455)	455	—

Net income (loss), excluding restructure expense	$12,818	4,439	(443)	16,814	42,620	(2,875)	—	56,559	(2,237)	54,322

(a)  During the first quarter of 2010, the Company recorded restructuring charges associated with previously implemented restructuring plans.

The adjustments required to reconcile from the Company’s “base net income” measure to its GAAP results of operations relate to differing treatments for derivatives, foreign currency transaction adjustments, and amortization of intangible assets. These items are excluded from management’s evaluation of the Company’s operating results. The following tables reflect adjustments associated with these areas by operating segment and Corporate Activity and Overhead:

	Student	Tuition
	Loan	Payment		Asset	Corporate
	and	Processing		Generation	Activity
	Guaranty	and Campus	Enrollment	and	and
	Servicing	Commerce	Services	Management	Overhead	Total

	Three months ended March 31, 2011

Derivative market value and foreign currency adjustments	$—	—	—	589	(1,705)	(1,116)
Amortization of intangible assets	2,100	998	878	—	—	3,976
Net tax effect (a)	(798)	(379)	(334)	(224)	648	(1,087)

Total adjustments to GAAP	$1,302	619	544	365	(1,057)	1,773

	Three months ended December 31, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(24,001)	(15,517)	(39,518)
Amortization of intangible assets	2,114	1,120	1,407	—	—	4,641
Net tax effect (a)	(803)	(426)	(535)	9,120	5,898	13,254

Total adjustments to GAAP	$1,311	694	872	(14,881)	(9,619)	(21,623)

	Three months ended March 31, 2010

Derivative market value and foreign currency adjustments	$—	—	—	(4,561)	456	(4,105)
Amortization of intangible assets	2,236	1,925	2,355	—	—	6,516
Net tax effect (a)	(850)	(732)	(898)	1,733	(169)	(916)

Total adjustments to GAAP	$1,386	1,193	1,457	(2,828)	287	1,495

(a)	Income taxes are based on 38% for the individual operating segments.

Net interest income after provision for loan losses (net of settlements on derivatives)

The following table summarizes the components of “net interest income after provision for loan losses,” net of “derivative settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended
	March 31	December 31,	March 31,
	2011	2010	2010

Variable student loan interest margin, net
of settlements on derivatives	$52,530	61,448	52,530
Fixed rate floor income, net of
settlements on derivatives	31,682	31,696	35,271
Investment interest	726	1,782	1,001
Corporate debt interest expense	(3,313)	(4,469)	(6,116)
Provision for loan losses	(3,750)	(6,000)	(5,000)

Net interest income after
provision for loan losses (net of
settlements on derivatives)	$77,875	84,457	77,686

Student Loan Servicing Volumes (dollars in millions)

Company Owned	$23,139	$24,378	$26,351	$26,183	$23,727	$23,249

% of total	61.6%	56.7%	55.3%	47.0%	38.6%	34.2%

Number of borrowers:

Government
servicing:	441,913	1,055,896	1,530,308	2,510,630	2,804,502	2,814,142

FFELP
servicing:	2,311,558	2,327,016	2,329,150	2,227,288	1,912,748	1,870,538

Total:	2,753,471	3,382,912	3,859,458	4,737,918	4,717,250	4,684,680

Derivative Market Value and Foreign Currency Adjustments

The following table summarizes the components of “derivative market value and foreign currency adjustments” included in the attached condensed consolidated statements of income.

	Three months ended
	March 31	December 31,	March 31,
	2011	2010	2010

Change in fair value of derivatives - income (expense)	$66,450	17,405	(67,570)
Foreign currency transaction adjustment (re-measurement
of Euro notes) - income (expense)	(65,334)	22,113	71,675

Derivative market value and foreign currency adjustments - income (expense)	$1,116	39,518	4,105

Derivative Settlements, net

The following table summarizes the components of “derivate settlements, net” included in the attached condensed consolidated statements of income.

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Settlements:
1:3 basis swaps	$208	220	131
T-Bill/LIBOR basis swaps	(129)	93	—
Interest rate swaps - floor income hedges	(6,218)	(7,435)	(3,856)
Interest rate swaps - hybrid debt hedges	(246)	(253)	—
Cross-currency interest rate swaps	2,109	1,866	1,302
Other	124	(369)	—

Total settlements - expense	$(4,152)	(5,878)	(2,423)

Student Loans Receivable

The tables below outline the components of the Company’s student loan portfolio:

	As of March 31, 2011	As of December 31, 2010		As of March 31, 2010
	Held for investment	Held for investment	Held for sale (a)	Held for investment
Federally insured loans	$23,367,707	23,757,699	—	24,412,262
Non-federally insured loans	23,489	26,370	84,987	138,890
	23,391,196	23,784,069	84,987	24,551,152
Unamortized loan discount/premiums and deferred origination costs, net	186,316	207,571	—	333,741
Allowance for loan losses – federally insured loans	(31,553)	(32,908)	—	(30,744)
Allowance for loan losses – non-federally insured loans	(9,544)	(10,718)	—	(18,656)
	$23,536,415	23,948,014	84,987	24,835,493

(a)
On January 13, 2011, the Company sold a portfolio of non-federally insured loans for proceeds of $91.3 million (100% of par value). The Company retained credit risk related to this portfolio and will pay cash to purchase back any loans which become 60 days delinquent. As of December 31, 2010, the Company classified this portfolio as held for sale and the loans were carried at fair value.

Student Loan Spread

The following table analyzes the student loan spread on the Company’s portfolio of student loans and represents the spread on assets earned in conjunction with the liabilities and derivative instruments used to fund the assets.

	Three months ended
	March 31,	December 31,	March 31,
	2011	2010	2010
Variable student loan yield, gross	2.60%	2.65%	2.56%
Consolidation rebate fees	(0.72)	(0.69)	(0.71)
Premium and deferred origination costs amortization	(0.17)	(0.17)	(0.27)
Variable student loan yield, net	1.71	1.79	1.58
Student loan cost of funds - interest expense	(0.83)	(0.81)	(0.75)
Student loan cost of funds - derivative settlements	0.03	0.03	0.03
Variable student loan spread	0.91	1.01	0.86
Fixed rate floor income, net of
settlements on derivatives	0.55	0.52	0.59

Core student loan spread	1.46%	1.53%	1.45%

Average balance of student loans	$23,586,250	24,287,779	24,080,805
Average balance of debt outstanding	23,853,620	24,334,964	24,197,221

Fixed Rate Floor Income

The following table shows the Company’s student loan assets that are earning fixed rate floor income as of March 31, 2011:

	Borrower/	Estimated	Balance of
Fixed	lender	variable	assets earning fixed-rate
interest	weighted	conversion	floor income as of
rate range	average yield	rate (a)	March 31, 2011

3.0 - 3.49%	3.21%	0.57%	$1,769,435
3.5 - 3.99%	3.65%	1.01%	1,809,996
4.0 - 4.49%	4.20%	1.56%	1,421,137
4.5 - 4.99%	4.72%	2.08%	788,625
5.0 - 5.49%	5.25%	2.61%	530,238
5.5 - 5.99%	5.67%	3.03%	320,270
6.0 - 6.49%	6.19%	3.55%	374,279
6.5 - 6.99%	6.70%	4.06%	333,440
7.0 - 7.49%	7.17%	4.53%	117,773
7.5 - 7.99%	7.71%	5.07%	206,234
8.0 - 8.99%	8.16%	5.52%	462,829
> 9.0%	9.04%	6.40%	268,430
			$8,402,686

(a)	The estimated variable conversion rate is the estimated short-term interest rate at which loans would convert to variable rate. As of March 31, 2011, the short-term interest rate was 25 basis points.

The following table summarizes the outstanding derivatives instruments as of March 31, 2011 used by the Company to hedge fixed-rate student loan assets.

		Weighted
		average fixed
	Notional	rate paid by
Maturity	Amount	the Company (a)

2011	$3,800,000	0.54%
2012	950,000	1.08
2013	650,000	1.07
2015	100,000	2.26
2020	50,000	3.23

	$5,550,000	0.75%